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Exhibit 5.1

                      December 24, 2002

Penn Treaty American Corporation
3440 Lehigh Street
Allentown, Pennsylvania 18103

Re:	Penn Treaty American Corporation Debt Offering

Ladies and Gentlemen:

        We have acted as special counsel to Penn Treaty American Corporation, a Pennsylvania corporation (the "Company") in connection with the offer and sale of an aggregate principal amount of $45,000,000 of 6 1/4% convertible subordinated notes due 2008 (the "Notes"), to be sold by the Company pursuant to the Prospectus Supplement dated the date hereof (the "Prospectus Supplement"). The Prospectus Supplement is a supplement to the Registration Statement filed on Form S-3 dated November 15, 2000 (the "Registration Statement").

        In our capacity as counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Prospectus Supplement, the Registration Statement and all exhibits thereto. We have also examined and relied on such corporate records of the Company and other documents and instruments, and such certificates or comparable documents of representatives of the Company, and have made such inquiries of such Company officers, directors, representatives, and other persons, and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereinafter set forth. In all cases, we have assumed the legal capacity and competence of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of documents submitted to us as certified, conformed, photostatic or facsimile copies, and the accuracy and completeness of all corporate records and other information made available to us by the Company.

        Based on the foregoing and subject to the assumptions set forth herein, we are of the opinion that:

        1.    The Notes have been duly and properly authorized for issuance and, when duly executed, delivered, issued and paid for, will be binding debt obligations of the Company; and

        2.    The shares of Company Common Stock into which the Notes are convertible, when properly authorized by the Company's Board of Directors and shareholders pursuant to an amendment to the Company's Articles of Incorporation, and when issued pursuant to valid conversion of the Notes in the manner set forth in the Note indenture, will be duly authorized, validly issued, fully paid and non-assessable.

        We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus included as part of the Registration Statement as well as in the Prospectus Supplement. This opinion is not to be used, circulated, quoted, referred to or relied upon by any other person or for any other purpose without our prior written consent.

Very truly yours,
/s/ BALLARD SPAHR ANDREWS & INGERSOLL, LLP

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  Exhibit 5.1